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                                                                    Exhibit 99.1

                                                                     Page 1 of 3

ANESTA CORP. REPORTS 2000 SECOND QUARTER RESULTS; ACTIQ(R) NET PRODUCT SALES INCREASE 79%
07/24 13:15

SALT LAKE CITY, July 24 /PRNewswire/ -- Anesta Corp. (Nasdaq: NSTA) reported revenue for the second quarter was $3,341,914, compared to $1,573,783 for the same period a year ago. Product sales and royalties were $3,085,248, compared to product sales and royalties of $1,123,783 for the same period a year ago.

(Photo: http://www.newscom.com/cgi-bin/prnh/19990914/ANESTALOGO)

Net loss for the quarter ended June 30, 2000 of $6,848,394, or $0.51 a share, compared to $2,564,483, or $0.19 a share for the quarter ended June 30, 1999. The increase in net loss resulted primarily from increased sales and marketing expenses related to the direct sales and marketing of Actiq(R) (oral transmucosal fentanyl citrate).

For the six months ended June 30, 2000, the company's net loss was $9,665,402 or $0.72 a share, compared to $5,454,118 or $0.41 per share for the first six months of 1999. Revenue was $4,671,496 versus $1,779,020 a year ago. Product sales and royalties were $4,019,271, compared to $1,157,872 for the same period a year ago.

At June 30, 2000, Anesta had cash, cash equivalents, marketable securities and a certificate of deposit totaling $41,710,258.

Actiq Prescription and Sales Update

Second quarter Actiq prescriptions were 6,080 total prescriptions, compared to 4,488 total prescriptions during Q1/00, representing a 35% increase in prescriptions. Anesta net product sales were $3.041 million, compared to $1.696 million for Q1/00, an increase of 79%. Actiq inventory (measured as months-on-hand in the total distribution channel) continued to decline to a level of 1.3 months of inventory as of June 2000.

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                                                                     Page 2 of 3


                       Actiq(R) Quarterly Net Product Sales

                                      Q4/99            Q1/00         Q2/00
    Actiq(R) Sales                   $1,022           $1,696        $3,041

                         Actiq(R) Quarterly Prescriptions

                   Q2/99         Q3/99        Q4/99        Q1/00       Q2/00
    TRx (IMS)        779         1,826        2,939        4,488       6,080

                        Actiq(R) Monthly Inventory Levels

                       Apr    Jul   Oct   Jan   Feb   Mar   Apr   May   Jun
    Months-on-Hand     9.3    7.2   3.8   2.8   2.1   1.6   1.6   1.3   1.3

    Anesta Proposed Merger with Cephalon, Inc.

On July 17, 2000, Cephalon, Inc. (Nasdaq: CEPH) and Anesta announced that Cephalon will acquire all of the outstanding shares of Anesta in a tax-free, stock-for-stock transaction intended to be accounted for as a pooling of interests. Upon completion of the transaction, Anesta shareholders will receive
0.4765 shares of newly-issued Cephalon common stock for each share of Anesta they own. The merger is subject to the approval of Anesta shareholders, regulatory agencies and customary closing conditions. The merger is expected to be completed during the fourth quarter of 2000.

Anesta is a leader in the development of new oral transmucosal pharmaceutical products. The Company's lead product is Actiq. In August 1999, Anesta U.K. LTD submitted a United Kingdom Marketing Approval Application for Actiq. During 1998 and 1999, Anesta entered into agreements with four European companies to market and distribute Actiq in the countries of the European Union. The Company has additional investigational product candidates in clinical development; OTS(TM) nicotine for smoking cessation, OTS fentanyl for acute pain management, OTS etomidate for short-acting sedation, OTS piroxicam for mild to moderate pain, OTS droperidol and OTS prochlorperazine for nausea and vomiting, and OTS scopolamine for motion sickness.

This news release contains forward looking statements that involve risks and uncertainties. Future events may differ materially from those discussed herein, due to a number of factors, including the uncertainties related to market acceptance of Actiq and uncertainties related to the proposed merger with Cephalon, Inc. Additional factors are more fully discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 1999 and its Current Report on Form 8-K dated July 21, 2000. In addition, the Company's results could also be affected by a number of other risks and uncertainties which are more fully discussed under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the year ended December 31, 1999.

    Further information is available on the Anesta homepage at www.anesta.com.

    Financial Summary ($, unaudited)

                       Three Months Ended June 30   Six Months Ended June 30
                            2000          1999         2000           1999
    Product sales and
     royalties           3,085,248     1,123,783    4,019,271     1,157,872
    License agreements     256,666       450,000      652,225       621,148

      Total Revenues     3,341,914     1,573,783    4,671,496     1,779,020


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                                                                     Page 3 of 3

                       Three Months Ended June 30   Six Months Ended June 30
                            2000          1999         2000           1999
    Operating costs
     and expenses       10,816,549     5,183,355   15,890,830     9,267,540

    Interest income,
     net                   631,950     1,052,898    1,585,262     2,048,640

    Net loss            (6,848,394)   (2,564,483)  (9,665,402)   (5,454,118)

    Net loss per
     common share            (0.51)        (0.19)        (0.72)       (0.41)

    Shares used in
     computing net
     loss per share     13,385,565    13,220,051   13,372,861    13,170,944

                                             June 30, 2000      June 30, 1999
    Cash, cash equivalents, marketable
     securities and certificate of deposit      41,710,258        75,000,533